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                                                              EXHIBIT 26(D)(10)

OVERLOAN PROTECTION AGREEMENT
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This agreement is a part of the policy   If the agreement is exercised, the
to which it is attached and is subject   policy will not terminate because of a
to all its terms and conditions. This    policy loan, when the policy's cash
agreement is effective as of the         surrender value, or when applicable,
original policy date of this policy      the accumulation value less policy
unless a different effective date is     loan, is insufficient to cover the
shown on the policy data pages.          monthly policy charges. The policy
                                         will automatically become paid-up life
WHAT DOES THIS AGREEMENT PROVIDE?        insurance.

This agreement provides that your        WHAT IS THE COST FOR THIS AGREEMENT?
policy will not terminate because of a
policy loan even if the accumulation     When you exercise this agreement, we
value is insufficient to cover policy    will assess a one-time charge against
charges. If all the conditions           your accumulation value. The charge
described below are satisfied, you may   will not exceed the amount shown on
exercise this agreement and we will      the policy data pages. There is no
guarantee that your policy will not      charge for this agreement if it is
terminate.                               never exercised.

WHAT CONDITIONS MUST BE MET IN ORDER     WHAT IS THE EFFECTIVE DATE OF THE
TO EXERCISE THIS AGREEMENT?              EXERCISE OF THIS AGREEMENT?

    (1)   The death benefit              The exercise of this agreement will be
          qualification test on your     effective on the first monthly policy
          policy must be the guideline   anniversary on or following the day we
          premium test.                  approve your request to exercise this
                                         agreement.
    (2)   Your policy must have the
          Level Death Benefit Option.    ARE THERE ANY RESTRICTIONS ON THE
          If your policy does not have   ALLOCATION OF YOUR ACCUMULATION VALUE?
          this option when you
          exercise the agreement, we     When you exercise this agreement and
          will change your option to     this agreement is attached to:
          the Level option.
                                             (1)   a variable policy, we will
    (3)   Your policy cannot be a                  transfer all of your
          modified endowment contract.             separate account
                                                   accumulation value to the
    (4)   The insured must be at least             guaranteed interest account.
          75 years of age and less
          than 99 years of age.              (2)   an indexed policy, we will
                                                   transfer your accumulation
    (5)   Your policy must have been               value that is in any indexed
          in force for at least 15                 account segment into a fixed
          years.                                   account at the next segment
                                                   anniversary date.
    (6)   The policy loan plus any
          unpaid policy loan interest        (3)   a policy other than a
          must equal or exceed the                 variable or an indexed
          current face amount.                     policy, we will not restrict
                                                   the allocation of your
    (7)   The policy loan including                accumulation value.
          any unpaid policy loan
          interest cannot exceed 99.9%   ARE THERE OTHER RESTRICTIONS THAT
          of the accumulation value      EXIST AFTER YOU EXERCISE THIS
          after the charge for this      AGREEMENT?
          agreement is assessed.
                                         After you exercise this agreement, you
    (8)   If any agreements are          may not:
          attached to your policy,
          they will terminate when you       (1)   request any new policy
          exercise this agreement.                 loans; or

    (9)   The cumulative sum of all          (2) pay any additional premiums; or
          partial surrenders on your
          policy must be greater than        (3)   request any policy changes;
          or equal to the sum of                   or
          premiums paid.
                                             (4)   request any transfers from
    (10)  The guideline level premium              the guaranteed interest
          (under the guideline premium             account to the separate
          test) must be greater than               account for variable
          zero.                                    policies; or

    (11)  We cannot be waiving               (5)   request any transfers from a
          premiums under the Waiver of             fixed account to an indexed
          Premium Agreement or waiving             account for indexed
          charges under the Waiver of              policies.
          Charges Agreement,
                                         Once the benefit is exercised, we will
    (12)  You cannot have exercised      notify you of any changes to your
          the Accelerated Benefit        policy.
          Agreement.

HOW MAY YOU EXERCISE THIS AGREEMENT?

If the above conditions are satisfied,
you may exercise this agreement by
sending us a written request.

If your policy is in the grace period,
we will send you, and any assignee of
record, at the last known addresses, a
written notice at least 31 days in
advance of the end of the grace
period, notifying you of your right to
exercise this agreement and the time
frame for exercise.

ICC15-20003    Overloan Protection Agreement    Minnesota Life Insurance Company

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WHEN WILL THIS AGREEMENT TERMINATE?

This agreement will terminate on:

    (1)   the date this policy is
          surrendered or otherwise
          terminates; or

    (2)   the date we receive your
          written request to cancel
          this agreement; or

    (3)   the date you request an
          Accelerated Benefit
          Agreement payment.

May this agreement be reinstated?

Yes. If your policy has been
reinstated, this agreement will also
be reinstated.

[Gary R. Christensen  Robert L. Senkler
 Secretary                   President]